Exhibit 99.1

Connecture Hires Vincent Estrada as Chief Financial Officer

BROOKFIELD, Wis. — January 3, 2017 — Connecture, Inc. (Nasdaq: CNXR), a provider of web-based information systems used to create health insurance marketplaces, today announced that Vincent Estrada has joined the Company as Chief Financial Officer (CFO).

Estrada joins Connecture from HealthMEDX, LLC, where he served as CFO and Executive Vice President of Business Development. Over the past 25 years, Estrada has helped transform healthcare companies by enhancing performance and creating shareholder value. His experiences at these organizations will serve to accelerate the transition of the business and complement the bench strength now at Connecture.

“We are thrilled to welcome Vince as our new CFO. I'm confident that his leadership skills and past success in building strong companies will be a great addition to supporting Connecture's growth initiatives and near-term profitability targets as we continue to build our business" said Jeff Surges, President and CEO.  “Vince’s enthusiasm and deep healthcare experience and background will help progress Connecture to the next phase.”

“The Healthcare Industry has been on an incredible journey of transformation in recent years,” said Estrada. “I look forward to working with this innovative team which has been at the center of this transformation every step of the way – empowering people to make smarter decisions about their health coverage.”

In this new role, Estrada will serve as the Company’s principal financial and accounting officer, and lead Connecture’s finance, accounting and investor relations functions. Estrada brings deep domain experience with years of strategic finance and operational know-how necessary to deliver shareholder value.

Estrada started his career as a Certified Public Accountant with Arthur Andersen & Co in 1986 after receiving a BSA in Accounting and Finance from the University of Illinois.

About Connecture

Connecture (NASDAQ: CNXR) is a leading web-based consumer shopping, enrollment and retention platform for health insurance distribution. Connecture offers a personalized health insurance shopping experience that recommends the best fit insurance plan based on an individual's preferences, health status, preferred providers, medications and expected out-of-pocket costs. Connecture's customers are health insurance marketplace operators such as health plans, brokers and exchange operators, who must distribute health insurance in a cost-effective manner to a growing number of insured consumers. Connecture's solutions automate key functions in the health insurance distribution process, allowing its customers to price and present plan options accurately to consumers and efficiently enroll, renew and manage plan members.

Media Contact:

Matt Schlossberg

Amendola Communications

mschlossberg@acmarketingpr.com

Phone: 630-935-9136

Source: Connecture